Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A, as amended, of our report dated April 13, 2021, which includes an explanatory paragraph regarding uncertainties related to digital assets, with respect to our audits of the consolidated financial statements of Prometheum Inc. and Subsidiary as of December 31, 2020 and 2019 and for each of the years in the two year period ended December 31, 2020.

We also consent to the reference to us under the heading “Experts” in such Offering Circular.

/s/ Friedman LLP

New York, New York

April 20, 2021